POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of iCurie, Inc., a Nevada corporation, hereby constitute and appoint Hakan Wretsell and Michael Karpheden, with full power of substitution and resubstitution, as the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority as said agents and attorneys-in-fact to sign for the undersigned in their names as directors and officers of iCurie, Inc., iCurie Inc.’s Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of iCurie, Inc. pursuant to the iCurie, Inc. 2005 Stock Incentive Plan and the reoffer and resale thereof, to be filed with the Securities Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, as herein authorized.

Signature	Title	Date
/s/ Hakan Wretsell	President, Chief Executive Officer and Director	January 6, 2006
Hakan Wretsell

/s/ Dr. Jeong Hyun Lee	Chief Technology Officer and Director	January 6, 2006
Dr. Jeong Hyun Lee

/s/ Michael Karpheden	Chief Financial Officer, Chief Operating Officer and Secretary	January 6, 2006
Michael Karpheden
/s/ Alan B. Miller	Director	January 6, 2006
Michael Karpheden
/s/ David H. Clarke	Director	January 6, 2006
David H. Clarke
/s/ Peter Rugg	Director	January 6, 2006
Peter Rugg
/s/ Gregory J. Osborn	Director	January 6, 2006
Gregory J. Osborn